As filed with the Securities and Exchange Commission on July 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LENDINGCLUB CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0605731
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 300

San Francisco, California 94105

(Address of Principal Executive Offices) (Zip Code)

2007 Stock Incentive Plan

(Full Title of the Plan)

Renaud Laplanche

Chief Executive Officer

LendingClub Corporation

71 Stevenson St., Suite 300

San Francisco, California 94105

(Name and Address of Agent For Service)

(415) 632-5600

(Telephone Number, including area code, of agent for service)

Copies to:

Jeffrey R. Vetter, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

(650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	27,372,495(2)	$4.81(3)	$131,572,003.10(3)	$16,946.48
Common Stock, $0.01 par value per share	2,335,498(4)	$17.88(5)	$41,758,704.24(5)	$5,378.53
TOTAL	29,707,993		$173,330,707.34	$22,325.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)	Represents shares subject to issuance upon the exercise of stock options outstanding under the 2007 Stock Incentive Plan as of the date of this Registration Statement.
(3)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2007 Stock Incentive Plan as of the date of this Registration Statement.
(4)	Represents shares reserved for future issuance under the 2007 Stock Incentive Plan as of the date of this Registration Statement.
(5)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the book value of the Registrant’s common stock as of July 23, 2014.

PART I

Information Required in the Section 10(a) Prospectus

Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the instructions to Form S-8.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on March 31, 2014 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); Subsequent to the filing, in the second quarter of 2014, the Company offered to settle a dispute with a consultant that previously performed work for the Company. The Company offered the claimant a certain number of the Company’s common shares and cash consideration. Since part of this offer was in the form of the Company’s common shares, the Company valued the liability based on an estimated price of the common shares at June 30, 2014. If such offer is accepted by the claimant, the shares will be valued on the date of such agreement. Separately, during the second quarter of 2014, the Company received notice from the California Employment Development Department (“EDD”) that it had commenced an examination of the Company’s records concerning the employment relationship of certain individuals who performed services for the Company from 2011 through 2014. Based on the EDD’s preliminary determination, certain of these individuals should have been classified as employees with appropriate tax withholding and employer related taxes incurred and paid. The Company continues to evaluate a submission of a settlement offer to the EDD or whether it will pursue an appeal of any final notice of assessment that the EDD may levy against the Company with respect to misclassified individuals. Additionally, during the second quarter of 2014, a previous employee asserted a claim of wrongful termination. The Company offered to settle this claim during the second quarter of 2014. In connection with these matters, the Company recorded a charge in the second quarter of 2014 to operations in the aggregate amount of $2 million to establish a liability. This aggregate amount represents the Company’s probable estimate of tax and settlement liabilities. The ultimate liability for such matters could differ from the accrued liability at June 30, 2014. As of June 30, 2014, the Company estimates the aggregate range of reasonably possible losses in excess of any amounts accrued for these matters as of such date, to be up to approximately $0.6 million; and

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Our common stock is not registered under Section 12 of the Exchange Act.

Our authorized capital stock consists of 186,000,000 shares of common stock, $0.01 par value per share, and 125,307,087 shares of preferred stock, 33,825,798 of which has been designated as Series A Preferred Stock, $0.01 par value per share, 32,788,650 of which has been designated as Series B Preferred Stock, $0.01 par value per share, 31,243,218 of which has been designated as Series C Preferred Stock, $0.01 par value per share, 18,015,356 of which has been designated as Series D Preferred Stock, $0.01 par value per share, 5,000,000 of which has been designated as Series E Preferred Stock, $0.01 par value per share and 4,434,065 of which has been designated as Series F Preferred Stock, $0.01 par value per share. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall hereinafter be referred to as the “preferred stock.”

The following is a summary of the material rights and privileges pertaining to our common stock. The description is intended as a summary, and is qualified in its entirety by reference to our restated certificate of incorporation and our amended and restated bylaws that are filed as an exhibit to this registration statement.

Dividend rights

Holders of outstanding shares of our capital stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. Holders of shares of our preferred stock have preference over such dividends, and holders of our common stock may only receive dividends after holders of our preferred stock have received their preference.

Voting rights

Subject to certain voting requirements that may apply to shares of preferred stock outstanding at the time, our common stock and preferred stock vote together on all matters submitted to a vote of stockholders. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The affirmative vote of the holders of our preferred stock is also required to effect certain corporate action such as to amend or repeal the provisions of our restated certificate of incorporation and our amended and restated bylaws, to change the rights of our preferred stock, to increase or decrease the number of authorized shares of our preferred stock, to designate certain new classes or series of capital stock, to redeem, repurchase or declare dividends on shares of our capital stock, to effect certain corporate transactions such as mergers or acquisitions, to voluntarily dissolve or liquidate our company, and to increase or decrease the authorized number of directors on the board of directors. In addition, certain holders of our preferred stock have a right to appoint members of our board of directors. Our restated certificate of incorporation does not provide for the right to cumulate votes for the election of directors.

No preemptive or similar rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to receive liquidation distributions

Subject to the liquidation rights of the preferred stock, upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Anti-takeover provisions

The provisions of Delaware law, California law and our restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Delaware law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may opt out of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to opt out of these provisions. The statute could prohibit or delay mergers or other takeover or change of control attempts and, accordingly, may discourage attempts to acquire us.

California law

Under Section 2115 of the California General Corporation Law, corporations not organized under California law may still be subject to a number of key provisions of the California General Corporation Law until such time as the Company has its shares listed on certain national securities exchanges. Depending on the applicability of Section 2115, we could be subject to certain provisions of the California General Corporation Law including provisions impacting the ability of another person from acquiring control of our company, such as those involving the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, stockholder meetings, approval of certain corporate transactions, dissenters’ rights and appraisal rights. The enforceability of Section 2115 to Delaware corporations such as our company is currently uncertain.

Restated certificate of incorporation and restated bylaw provisions

Our restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•	Board of directors vacancies. Our restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill newly created vacant directorships. In addition, the number of directors constituting our board of directors will be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•	Election of Directors. Stockholders are not permitted to cumulate their votes for the election of directors. In addition, holders of certain series of our preferred stock have the right to elect certain members of our board of directors.

Item 5.	Interests of Named Experts and Counsel.

As of the date of this Registration Statement, investment funds affiliated with Fenwick & West LLP beneficially own an aggregate of 93,896 shares of the Registrant’s Series A preferred stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or the board of directors of a corporation to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933.

As permitted by the Delaware General Corporation Law, the restated certificate of incorporation of the Registrant contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions;

•	the Registrant may also indemnify its other employees and agents in its discretion;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding subject to certain limited exceptions, and to the extent the Delaware General Corporation Law so requires, such advances may be conditioned on the director or officer’s agreement to repay any such advanced expenses if it is determined that the director or officer is not entitled to be indemnified under the Registrant’s amended and restated bylaws; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

In addition, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant currently carries liability insurance for its directors and officers.

The indemnification provision in the Registrant’s amended and restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Restated Certificate of Incorporation of the Registrant.	8-K	333-151827	3.1	April 17, 2014

3.3	Amended and Restated Bylaws of the Registrant.	10-K	333-151827	3.2	June 17, 2009

4.1	Form of the Registrant’s common stock certificate.					X

4.2	Amended and Restated Investors’ Rights Agreement, dated April 16, 2014, by and among the Registrant and certain security holders of the Registrant.	8-K	333-151827	4.1	April 17, 2014

4.3	Amended and Restated Voting Agreement, dated April 16, 2014, by and among the Registrant and certain security holders of the Registrant.	8-K	333-151827	4.2	April 17, 2014

5.1	Legal Opinion of Fenwick & West LLP.					X

10.1	2007 Stock Incentive Plan and forms of award agreements.	S-1	333-151827	10.5	June 20, 2008

10.2	Amendment No. 3 to 2007 Stock Incentive Plan.	10-K	333-151827	10.8	June 17, 2009

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.					X

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

23.3	Consent of Auerr, Zajac & Associates, LLP, independent public accounting firm.					X

23.4	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (See Page II-7 of this Registration Statement).					X

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 23, 2014.

LendingClub Corporation

By:	/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of LendingClub Corporation, a Delaware corporation, do hereby constitute and appoint Renaud Laplanche, Chief Executive Officer and Carrie Dolan, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Renaud Laplanche Renaud Laplanche	Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2014

/s/ Carrie Dolan Carrie Dolan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 23, 2014

Daniel T. Ciporin	Director

/s/ Jeffrey M. Crowe Jeffrey M. Crowe	Director	July 23, 2014

/s/ Rebecca Lynn Rebecca Lynn	Director	July 23, 2014

John J. Mack	Director

/s/ Mary Meeker Mary Meeker	Director	July 23, 2014

/s/ John Morris John (Hans) Morris	Director	July 23, 2014

Lawrence H. Summers	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Restated Certificate of Incorporation of the Registrant.	8-K	333-151827	3.1	April 17, 2014

3.3	Amended and Restated Bylaws of the Registrant.	10-K	333-151827	3.2	June 17, 2009

4.1	Form of the Registrant’s common stock certificate.					X

4.2	Amended and Restated Investors’ Rights Agreement, dated April 16, 2014, by and among the Registrant and certain security holders of the Registrant.	8-K	333-151827	4.1	April 17, 2014

4.3	Amended and Restated Voting Agreement, dated April 16, 2014, by and among the Registrant and certain security holders of the Registrant.	8-K	333-151827	4.2	April 17, 2014

5.1	Legal Opinion of Fenwick & West LLP.					X

10.1	2007 Stock Incentive Plan and forms of award agreements.	S-1	333-151827	10.5	June 20, 2008

10.2	Amendment No. 3 to 2007 Stock Incentive Plan.	10-K	333-151827	10.8	June 17, 2009

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.					X

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X

23.3	Consent of Auerr, Zajac & Associates, LLP, independent public accounting firm.					X

23.4	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (See Page II-7 of this Registration Statement).					X